Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2009 SECOND QUARTER AND FIRST SIX MONTHS RESULTS
GREEN BAY, WI (May 14, 2009)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest contract converter of branded wet and dry wipes in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2009 second quarter sales were $19,455,000, down 34% over fiscal year 2008 second quarter sales. For the first six months of 2009, sales were $42,641,000, compared to $54,422,000 for the 2008 first six months, a decrease of 22%.
Net loss per diluted share for the 2009 second quarter was $0.15 per share compared to $0.04 net income per diluted share for the second quarter of 2008. For the first six months of 2009, net loss per diluted share was $0.15 per share compared to $0.05 net income per share for the first six months of 2008.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “The major cause of our second quarter decreases in sales volume and earnings was a substantial decline in demand from our consumer products customers. While we did generate new business during the second quarter, it, along with cost reductions and productivity improvements, was not enough to offset the drop in demand for our consumer products. However, we expect to show improved sales volume as the economy improves and retailers begin to replenish inventories and new business continues to improve.”
“It is important to note, on the business building side, that our new canister line is scheduled to start up in July,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2009 results in comparison to fiscal 2008 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to renew its production agreements with these customers, the effects of the economy in general, including the recent economic decline, an inability to increase sales due to the recent economic conditions, reductions in consumer demand, the Company’s inability to benefit from any general improvements, material increases in the cost of raw materials, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2009	2008

ASSETS

Cash	$5	$68
Accounts Receivable — Net	10,066	11,771
Inventories — Net	13,169	14,940
Other Current Assets	712	1,111

Total Current Assets	23,951	27,890

Property, Plant and Equipment — Net	18,143	18,037
Goodwill — Net	7,212	7,212
Other Assets	125	122

Total	$49,430	$53,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$5,342	$8,320
Accrued Liabilities	613	563
Other Current Liabilities	184	700

Total Current Liabilities	6,140	9,583

Long-Term Debt	3,764	3,000
Deferred Income Taxes	2,893	2,896

Common Stock and Paid-in Capital	25,429	25,421
Retained Earnings	13,336	13,981
Treasury Stock	(2,131)	(1,620)

Total Stockholders’ Equity	36,634	37,782

Total	$49,430	$53,261

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net Sales	$19,455	$29,604	$42,641	$54,422

Cost of Sales	19,429	28,161	41,577	51,875

Gross Profit	26	1,442	1,063	2,547

SG&A Expense	1,081	1,046	2,107	2,016
Gain on Asset Sales	—	—	(38)	—

Operating Income	(1,054)	396	(1,006)	531

Interest Expense (Income)	26	82	69	169
Interest Income and Other (Income) Expense	—	—	(14)	(18)

Income Before Income Tax	(1,080)	315	(1,061)	380

Income Tax Expense	(423)	123	(416)	149

Net Income	$(657)	$191	$(645)	$231

Net Income Per Share:
Basic	$(0.15)	$0.04	$(0.15)	$0.05
Diluted	$(0.15)	$0.04	$(0.15)	$0.05

Weighted Average Common Shares Outstanding:
Basic	4,342,813	4,526,106	4,377,528	4,530,875
Diluted	4,342,813	4,535,726	4,377,528	4,544,167